CONTACT: Mary Ann Wilson, People's Bancshares, Inc.   (508)991-2771

FOR IMMEDIATE RELEASE

              PROXY MONITOR RECOMMENDS SHAREHOLDERS SUPPORT CURRENT
                       MANAGEMENT OF PEOPLE'S BANCSHARES

New Bedford, MA June 8, 2000 - People's Bancshares, Inc. (NASDAQ: PBKB) today announced that Proxy Monitor, a national institutional shareholder advisory firm, has recommended that shareholders vote FOR the Company's slate of nominees to the Board and AGAINST the nominees of the dissident Kingston Group. People's Annual Meeting of Stockholders is scheduled for June 16, 2000.

The Proxy Monitor report pointed to the fact that People's Bancshares' "income and earning per share have progressed at a satisfactory rate; dividends have increased; return on equity has been impressive; and its management has received expressions of confidence in the financial press and in trade publications."

Proxy Monitor concluded that "we recommend a vote in favor of the incumbent slate on the WHITE proxy card."

Proxy Monitor, based in New York City, is an independent advisor to institutional investors and provides proxy research, voting recommendations for proxy contests, and voting agent services.

Richard S. Straczynski, President and Chief Executive Officer of People's Bancshares, said, "We are very pleased with the Proxy Monitor recommendation. They have a strong reputation for advocacy of shareholder interests. We strongly urge shareholders to follow Proxy Monitor's recommendation and to sign, date and return their WHITE proxy cards with a vote FOR the Board's nominees. We continue to believe that the Kingston Group's 'sell the bank' agenda is ill-conceived."

People's Bancshares, Inc. is a unitary bank holding company whose principal business consists of People's Savings Bank of Brockton, an FDIC insured savings bank headquartered in Easton, MA. People's Mortgage Co., the primary subsidiary of the bank, conducts business in six states. People's Bancshares can be found on the Web at www.peoplessavingsbank.com.

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